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FOR IMMEDIATE RELEASE
Contact: Glenn Davidson, Senior Vice President, Corporate Communications &
           External Affairs
         Cindy Glynn, Director, Investor Relations


          VIATEL PRICES TRUST CONVERTIBLE PREFERRED SECURITIES

              PROCEEDS TO BE USED FOR NETWORK EXPANSION


NEW YORK, NY (APRIL 7, 2000) - VIATEL, INC. (NASDAQ: VYTL) today announced that it has priced its offering of 3,000,000 shares of trust convertible preferred securities. The securities will be issued by Viatel Financing Trust I, a Delaware trust and subsidiary of the Company.

The proceeds from the sale of the trust preferred securities - totaling $150 million - are being invested by Viatel Financing Trust in convertible debentures to be issued by Viatel. Viatel will use the net proceeds principally to fund the further expansion of its network as well as to fund other general corporate and working capital purposes.

The terms of the trust preferred securities specify an annual dividend rate of 7.75%, with a conversion price of $47.71 per share, representing a premium of approximately 16% over the closing bid price of Viatel's common stock on April 6, 2000.

The trust preferred securities are being sold to investors in the United States pursuant to a private placement under Rule 144A. The trust preferred securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the offered securities, nor shall there be any sale of the offered securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities law of any such state.

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THE MATTERS DISCUSSED IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT
INVOLVE RISKS AND UNCERTAINTIES DETAILED FROM TIME TO TIME IN VIATEL'S REGISTRATION STATEMENTS AND REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE CONTAINED IN ITS ANNUAL REPORT OR FORM 10-K. VIATEL UNDERTAKES NO DUTY TO UPDATE SUCH FORWARD-LOOKING STATEMENTS.